Exhibit 99.1

Myomo Resumes Fitting MyoPro Patients and Deliveries as States Begin to Re-Open after COVID-19 Shutdowns

Q2 Revenue Expected to be in the range of $0.6 million to $0.7 million

CAMBRIDGE, Mass. (June 22, 2020) – Myomo, Inc. (NYSE American: MYO) (“Myomo” or the “Company”), a wearable medical robotics company that offers increased functionality for those suffering from neurological disorders and upper-limb paralysis, today announced it has resumed in-person patient visits for casting, fitting and delivering its MyoPro® powered braces in states that are now allowing such interactions. As a result, Myomo expects revenue for the second quarter of 2020 to be in the range of $0.6 million to $0.7 million.

“Insurance companies continued to authorize MyoPro devices while states were largely closed during the COVID-19 pandemic. However, we were not able to measure and cast patients, or deliver their custom-fabricated MyoPro® devices, as those steps require face-to-face interaction,” said Paul R. Gudonis, chief executive officer of Myomo. “During this downtime, our field clinicians grew the front-end of our candidate pipeline using remote telehealth technologies for initial screening, and our patient advocacy team supported the insurance approval process. As a result, we built a significant backlog of more than 100 devices authorized by insurance. With patients once again welcoming us into their homes, the bottleneck is opening up and some deliveries were completed during the past few weeks. We are taking all precautions as advised by the CDC and state health departments including providing masks, gloves, face shields and sanitizer to our clinicians and patients.”

Mr. Gudonis continued, “The majority of our backlog is from patients in our direct billing channel. We are working as quickly as possible to complete deliveries on our growing backlog, in order to be in position to grow revenues and improve cash flow in the second half of 2020 as insurance payments are received. Most importantly, we once again are able to help people with mobility limitations perform the activities of daily living.”

About Myomo

Myomo, Inc. is a wearable medical robotics company that offers improved arm and hand function for those suffering from neurological disorders and upper limb paralysis. Myomo develops and markets the MyoPro product line. MyoPro is a powered upper limb orthosis designed to support the arm and restore function to the weakened or paralyzed arms of patients suffering from CVA stroke, brachial plexus injury, traumatic brain or spinal cord injury, ALS or other neuromuscular disease or injury. It is currently the only marketed device that, sensing a patient’s own EMG signals through non-invasive sensors on the arm, can restore an individual’s ability to perform activities of daily living, including feeding themselves, carrying objects and doing household tasks. Many are able to return to work, live independently and reduce their cost of care. Myomo is headquartered in Cambridge, Massachusetts, with sales and clinical professionals across the U.S and representatives internationally. For more information, please visit www.myomo.com.

Forward Looking Statements

This press release contains forward-looking statements regarding the Company’s future business expectations, including the expectations related to resuming product deliveries as states open after their COVID-19 shut-downs and expectations of revenue for the quarter ending June 30, 2020, , which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors.

These factors include, among other things:

•	our sales and commercialization efforts;
•	our ability to achieve reimbursement from third-party payers for our products;
•	our dependence upon external sources for the financing of our operations, to the extent that we do not achieve or maintain cash flow breakeven;
•	our ability to effectively execute our business plan and scale up our operations;
•	our expectations as to our development programs; and
•	general market, economic, environmental and social factors, including the ongoing COVID-19 pandemic, that may affect the evaluation, fitting, delivery and sale of our products to patients.

More information about these and other factors that potentially could affect our financial results is included in Myomo’s filings with the Securities and Exchange Commission, including those contained in the risk factors section of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Although the forward-looking statements in this release of financial information are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. The Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contacts:

For Myomo:

ir@myomo.com

Investor Relations:

Kim Sutton Golodetz

LHA Investor Relations

kgolodetz@lhai.com

212-838-3777

Public Relations:

Kate McCann

Matter Communications

myomo@matternow.com

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